Exhibit (j)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus in Part A, and “Other Information – Independent Registered Public Accounting Firm” in Part B and to the incorporation by reference of our report dated February 26, 2010 in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the EquiTrust Variable Insurance Series Fund filed with the Securities and Exchange Commission in this Post Effective Amendment No. 32 under the Securities Act of 1933 (No. 33-12791).
/s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2010